UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2019

THE HOWARD HUGHES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34856 (Commission File Number)	36-4673192 (I.R.S. Employer Identification No.)

One Galleria Tower
13355 Noel Road, 22nd Floor
Dallas, Texas 75240
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (214) 741-7744

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.01 par value per share	HHC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05 Costs Associated with Exit or Disposal Activities.

On October 21, 2019, The Howard Hughes Corporation (the “Company”) announced that, following a thorough review of strategic alternatives by the board of directors of the Company, the Company intends to execute a Transformation Plan, which plan contemplates the appointment of Paul Layne as Chief Executive Officer and a director of the Company and the departures of David R. Weinreb as Chief Executive Officer of the Company and Grant Herlitz as President of the Company, each effective immediately.  The Transformation Plan also contemplates the relocation of the Company’s headquarters from Dallas, Texas to The Woodlands regional office in Houston, Texas.

As a result of the Transformation Plan, the Company estimates one-time charges associated with relocation expenses, retention and severance payments to be approximately between $38 million to $40 million to be predominantly expensed in the fourth quarter of 2019.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Paul Layne as Chief Executive Officer; Employment Agreement with Mr. Layne

On October 21, 2019, The Howard Hughes Corporation (the “Company”) entered into a new employment agreement with Paul Layne, in connection with Mr. Layne’s appointment by the Board of Directors of the Company (the “Board”) as the Company’s Chief Executive Officer (the “Layne Employment Agreement”), effective as of October 21, 2019.  As of such date, Mr. Layne was also appointed as a director on the Board.

Most recently, Mr. Layne served as President – Central Region of the Company, and from May 2012 through December 2017, Mr. Layne was the Company’s Executive Vice President, Master Planned Communities, where he was responsible for overseeing the operation of the master planned communities of The Woodlands, Bridgeland and The Woodlands Hills in Houston, Texas, and the 110 N. Wacker office development in Chicago, Illinois.  Prior to joining the Company, Mr. Layne was Executive Vice President at Brookfield Properties Corporation where he oversaw a 9.7 million square-foot portfolio in Houston’s Central Business District.  There are no arrangements or understandings between Mr. Layne and any other persons, other than the Layne Employment Agreement, pursuant to which Mr. Layne was appointed to the offices described above, and Mr. Layne has no family relationships with any of the Company’s directors or other executive officers and is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Layne Employment Agreement has an initial term of five years, subject to earlier termination events described below.  Upon the expiration of the initial term, the Layne Employment Agreement will automatically renew for additional one-year periods, unless either party provides the other party with at least 60 days’ prior written notice that it does not wish to automatically renew the term.

Under the Layne Employment Agreement, Mr. Layne is entitled to an annual base salary of $750,000 and, commencing in 2020, eligible to earn a target annual cash bonus in the amount of $1,000,000 (the “Target Bonus Amount”) which is based upon the achievement of certain performance goals that will be established annually by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company.  If the Compensation Committee establishes a minimum overall performance goal that is required to be achieved for Mr. Layne to be eligible to receive an annual bonus in respect of a calendar year, and that minimum overall goal is achieved for such calendar year, then the annual bonus for such year will be equal to at least 80%, but not more than 120%, of the Target Bonus Amount.  For calendar year 2019, Mr. Layne shall be eligible to receive an annual bonus in accordance with the terms of the bonus program established by the Company for Mr. Layne prior to his appointment as Chief Executive Officer, but with his target bonus for 2019 prorated between his target bonus in effect as of immediately prior to his appointment as Chief Executive Officer ($460,000) and the Target Bonus Amount.

Commencing in 2020, and continuing during each subsequent calendar year of his employment, Mr. Layne will also be eligible to receive an annual equity award (the “Annual LTIP Award”), which will be awarded each year by the Compensation Committee based upon its evaluation of performance measures and objectives established by the Compensation Committee from time to time.  The Annual LTIP Award will be a long-term equity or equity-based incentive award with an aggregate grant value (based on the achievement of the applicable performance metrics that cause the award to vest at the level of 100%) on the date of grant equal to $2,250,000 (except that the aggregate grant value for the 2020 Annual LTIP Award shall be prorated between Mr. Layne’s long-term incentive target in effect immediately prior to his appointment as Chief Executive Officer and the new Annual LTIP Award amount), with the number of shares of the

Company’s common stock (“Common Stock”) subject to such Annual LTIP Award determined by dividing the aggregate grant value by the closing price per share of the Common Stock on the date of grant.  Under the terms of the Layne Employment Agreement, 50% of each Annual LTIP Award granted to Mr. Layne will provide for pro rata time-based vesting over five years, and the remaining 50% shall be subject to performance-based vesting based on performance metrics established by the Compensation Committee.  Each Annual LTIP Award will be subject to the terms and conditions of The Howard Hughes Corporation Amended and Restated 2010 Incentive Plan (the “Incentive Plan”) and any applicable award agreements thereunder.

The Layne Employment Agreement provides that, if Mr. Layne’s employment is terminated by the Company without cause (and other than due to non-renewal, death or permanent disability) or by Mr. Layne for good reason, in each case, subject to his execution and non-revocation of a mutual release of claims, the Company will pay and provide Mr. Layne, in addition to his previously accrued benefits and compensation, the following:  (1) a prorated portion of the Target Bonus Amount, based upon the number of days elapsed during the applicable calendar year in which Mr. Layne was employed (the “Prorated Bonus”), (2) an amount equal to the sum of Mr. Layne’s annual base salary and the Target Bonus Amount and (3) (x) all equity awards granted to Mr. Layne under the Incentive Plan pursuant to any agreements entered into prior to October 21, 2019 shall fully vest (except that any such awards subject to performance-based vesting conditions shall be treated in accordance with clause (z) below), (y) all outstanding time-based Annual LTIP Awards will fully vest, and (z) all performance-based Annual LTIP Awards shall remain outstanding and eligible to vest based on actual achievement (the “Continued Eligibility for Vesting”).  Additionally, if Mr. Layne’s employment terminates due to the Company’s non-renewal of the Layne Employment Agreement after the expiration of the initial five-year term or any subsequent one-year renewal period, the Company will pay and provide Mr. Layne, in addition to his previously accrued benefits and compensation, the following:  (1) the Prorated Bonus, and (2) (x) full vesting of any time-based Annual LTIP Award, and (y) the Continued Eligibility for Vesting.  If Mr. Layne’s employment terminates because of death or as a result of permanent disability, the Company will pay and provide Mr. Layne (or his estate), in addition to previously accrued benefits and compensation, the following:  (1) the Prorated Bonus, and (2) the Continued Eligibility for Vesting.  If Mr. Layne’s employment is terminated by the Company without cause (and other than upon death or permanent disability) or by Mr. Layne for good reason, in either case, in connection with, or within twelve months following, a change in control, the Company will pay and provide Mr. Layne, in addition to his previously accrued benefits and compensation, the following:  (1) the Prorated Bonus, (2) an amount equal to two times the sum of Mr. Layne’s annual base salary and the Target Bonus Amount and (3) (x) all equity awards granted to Mr. Layne under the Incentive Plan pursuant to any agreements entered into prior to October 21, 2019 shall fully vest (except that any such awards subject to performance-based vesting conditions shall be treated in accordance with clause (z) below), (y) any time-based Annual LTIP Awards will fully vest, and (z) all outstanding performance-based Annual LTIP Awards will vest at the greater of (a) 100% of the number of shares of Common Stock granted pursuant to each such award and (b) the performance level achieved as of the date of termination.

The Layne Employment Agreement also provides that if Mr. Layne becomes entitled to receive or if he receives any payments and benefits that would become subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the payments and benefits will be reduced such that the excise tax does not apply, unless he would be better off on an after-tax basis receiving all of the payments and benefits (and paying the excise tax).

The Layne Employment Agreement requires Mr. Layne to maintain confidentiality of the Company’s proprietary information and includes a non-disparagement covenant.  The Layne Employment Agreement also includes customary non-solicit of employees and non-competition covenants, in each case, applicable during the term of Mr. Layne’s employment with the Company and for a 12-month period following his termination for any reason.

The foregoing summary of the Layne Employment Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Layne Employment Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Departure of Executive Officers

Also on October 21, 2019, Mr. Weinreb and Mr. Herlitz stepped down from their roles as Chief Executive Officer and President of the Company, respectively.  Mr. Weinreb has also stepped down as a director on the Board.  The Company and each of Mr. Weinreb and Mr. Herlitz have agreed to treat their terminations of employment as terminations without “cause” under their respective Employment Agreements with the Company and the outstanding warrants to purchase Company stock that each of Mr. Weinreb and Mr. Herlitz hold.

In lieu of a 60-day notice period required under the terms of each Employment Agreement, the Company will continue to pay each of Mr. Weinreb and Mr. Herlitz his respective base salary, and permit each to continue participating in the Company’s health, medical, and dental plans, through December 31, 2019.  In accordance with each of Mr. Weinreb’s and Mr. Herlitz’s Employment Agreements with the Company, each of Mr. Weinreb and Mr. Herlitz will be entitled to the following severance payments and benefits:  (i) a lump sum amount equal to the sum of (two times the sum of, for Mr. Herlitz) annual base salary and target annual cash bonus, (ii) a prorated target bonus for calendar year 2019 (except that, for this purpose, each of Mr. Weinreb and Mr. Herlitz will be treated as continuing employment through December 31, 2019), and (iii) (A) for Mr. Weinreb, all outstanding shares of performance-based restricted stock will remain outstanding and eligible to vest in accordance with their terms, and (B) for Mr. Herlitz, (x) 50% of his time-based restricted stock award granted on October 2, 2017, will vest, (y) all other outstanding time-based restricted stock awards will vest in full, and (z) all outstanding shares of performance-based restricted stock will remain outstanding and eligible to vest in accordance with their terms.  Each of Mr. Weinreb and Mr. Herlitz, in accordance with their respective Employment Agreements, have entered into a Separation and Release Agreement with the Company (each, a “Release Agreement”), evidencing the above and which provides for, among other things, a mutual release of claims.  Under Mr. Herlitz’s Release Agreement, the Company has further agreed to reimburse up to $5,000 of Mr. Herlitz’s legal fees incurred in connection with negotiating the Release Agreement.

The foregoing summary of each Release Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of each Release Agreement, filed as Exhibits 10.2 and 10.3, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated October 21, 2019, between The Howard Hughes Corporation and Paul Layne.
10.2	Release Agreement, dated October 21, 2019, between David R. Weinreb and The Howard Hughes Corporation.
10.3	Release Agreement, dated October 21, 2019, between Grant Herlitz and The Howard Hughes Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HOWARD HUGHES CORPORATION

	By:	/s/ Peter F. Riley
Peter F. Riley
Senior Vice President, Secretary and General Counsel

Date: October 21, 2019